Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-213436, and 333-252295) on Form S-8 of our report dated February 23, 2022, with respect to the consolidated financial statements of SAP SE and the effectiveness of internal control over financial reporting.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany

March 3, 2022